Exhibit 4.1.12

                      AMENDMENT NO. 10 TO CREDIT AGREEMENT
                             (1999 Credit Agreement)

         This AMENDMENT NO. 10 TO CREDIT AGREEMENT, effective as of March 31, 2003 (this "Agreement"), is entered into by and among INTERDENT SERVICE CORPORATION, a Washington corporation (the "Borrower"), INTERDENT, INC., a Delaware corporation (the "Guarantor"), the Administrative Agent (as hereinafter defined), the Syndication Agent (as hereinafter defined) and the Lenders (as hereinafter defined).

                                    RECITALS

         A. Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of June 15, 1999 (as heretofore amended and as may be further amended, modified or supplemented from time to time the "Credit Agreement"), among the Borrower, the Guarantor, the financial institutions from time to time party thereto (collectively, the "Lenders"), BNY Asset Solutions LLC, successor to Union Bank of California, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as syndication agent for the Lenders (in such capacity, the "Syndication Agent").

         B. The Borrower has requested that the Lenders modify the principal payment due on April 1, 2003 under the Credit Agreement.

         C. The Lenders have agreed to the modification requested by the Borrower on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, the Borrower, the Guarantor, the Lenders and Agents hereby agree as follows:

SECTION 1. DEFINED TERMS. Capitalized terms used herein and not defined shall have the respective meanings assigned to such terms in the Credit Agreement.

SECTION 2.        AMENDMENT OF CREDIT AGREEMENT.

2.1 Section 1 of the Credit Agreement shall be amended to include the definition of "Existing Key Employee Retention Program" and shall read as follows:

                  "Existing Key Employee Retention Program" shall mean the 2003 Senior Management Retention Plan adopted by the Borrower on December 6, 2002.

2.2 The definition of "Interest Margin" set forth in Section 1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

                  "Interest Margin" shall mean, effective on the Eighth Amendment Date, with respect to any Eurodollar Loan, 7.50% or, with respect to any Alternative Base Loan, 5.75% plus in each case the PIK Interest Rate. Notwithstanding the foregoing, (a) effective on October 1, 2002, each of the foregoing Interest Margins shall be increased by 1.00%, and (b) effective during the period April 1, 2003, to and including April 30, 2003, each of the foregoing Interest Margins shall be further increased by 2.00%.

2.3 Section 1 of the Credit Agreement shall be amended to include the definition of "Tenth Amendment Date" and shall read as follows:

                  "Tenth Amendment Date" shall mean April 1, 2003.

2.4 Section 1 of the Credit Agreement shall be amended to include the definition of "Tenth Amendment Seller Payment Amount" and shall read as follows:

                  "Tenth Amendment Seller Payment Amount" shall mean an amount not to exceed $600,000 in the aggregate.

2.5 Section 1 of the Credit Agreement shall be amended to include the definition of "Tenth Amendment Side Letter" and shall read as follows:

                  "Tenth Amendment Side Letter" shall mean that certain letter agreement, dated as of March 31, 2003, by the Borrower and the Guarantor in favor of the Agents and each of the Lenders in the form and substance of which is to be acceptable to the Lenders in their sole and absolute discretion.

2.6 Section 2.02(c) of the Credit Agreement shall be amended by adding at the end of the first sentence of such Section "provided, that, effective as of the Tenth Amendment Date, no additional Eurodollar Loans shall be made or issued, and the Borrower's sole option thereafter shall be to receive Alternate Base Loans."

2.7 Section 2.02(e) of the Credit Agreement shall be amended to add a new paragraph at the end of such Section, which shall read as follows:

                  Notwithstanding the preceding provisions of this Section 2.02(e), or anything in this Agreement or the other Loan Documents to the contrary, as of the Tenth Amendment Date, the Borrower shall no longer have the right to (x) convert all or any portion of any Eurodollar Loan into an Alternate Base Loan, (y) convert the Interest Period with respect to all or any portion of any Eurodollar Loan to any other Interest Period, or (z) continue all or any portion of any Eurodollar Loans into a subsequent Interest Period. As of the last day of each Interest Period applicable to any Eurodollar Loan which is outstanding as of the Tenth Amendment Date, such Eurodollar Loan shall automatically be converted into an Alternate Base Loan without any further act or conduct on the part of Borrower.

2.8 The first sentence of Section 2.04(c) of the Credit Agreement shall be amended by adding at the end of such sentence: "provided, that the quarterly installment which would otherwise be payable on the first Business Day of April 2003 shall be payable on the dates and in the amounts set forth below."

2.9 The payment specified to be made on April 1, 2003 in Section 2.04(c) of the Credit Agreement in the amount of $6,428,571.42 is hereby deleted, and the following is inserted in lieu thereof:

April 1, 2003                                      $445,544.55
April 30, 2003                                   $5,983,026.87


2.10 Section 6.05(m) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

                  every week, commencing with the week beginning March 31, 2003, by the close of business on Wednesday of such week (i) the status of and plans for negotiations of deferments of Earnout Arrangements and Seller Notes, including a narrative report describing the steps taken and to be taken to comply with Section 6.17 and (ii) the status of and plans for any sales of assets and New Capital Transactions;

2.11 Section 6.05(o) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

                  every week, commencing with the week beginning March 31, 2003, by the close of business on Wednesday of such week, a written report regarding the progress with respect to restructuring discussions conducted by the Borrowers or their financial advisors; and

2.12 Section 6.05 of the Credit Agreement shall be amended to add a new sub-section (p) which shall read as follows:

                  SECTION 6.05(p) the written reports and other information in accordance with the Tenth Amendment Side Letter.

2.13 Section 7.17(a) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

                  SECTION 7.17 Payment, Prepayment or Modification of Indebtedness; Modification of Charter Documents, etc. (a) Make any cash payment(s) or remit other consideration, directly or indirectly, in respect of any Subordinated Indebtedness, other than payments in respect of Seller Notes and Earnout Arrangements in an aggregate amount not to exceed the Tenth Amendment Seller Payment Amount, or directly or indirectly prepay, redeem, purchase or retire any Indebtedness, including, without limitation, any Subordinated Indebtedness, other than Indebtedness incurred hereunder and under the 2000 Credit Agreement on a pro rata basis, provided the Convertible Subordinated Notes may be retired upon conversion thereof, in accordance with their terms

2.14 The Credit Agreement shall be amended to add a new Section 7.21, which shall read as follows:

                  SECTION 7.21 Payments to Potential Investors. During the period of April 1, 2003, to and including April 30, 2003, pay any deal fee, break-up fee, or other fee or compensation of any kind on behalf of any Loan Party to, or for the benefit of, any person investing, or considering or committing to invest, in any Loan Party including, but not limited to, Richard L. Scott Investments, LLC, CAI Capital Partners I, L.P. and CAI Capital Partners II, L.P., in each case without the express prior written consent of the Required Lenders.

2.15 The Credit Agreement shall be amended to add a new Section 7.22, which shall read as follows:

                  SECTION 7.22 Stay or Retention Bonuses to Employees and Affiliated Dental Practices. Pay or agree to pay any "stay" or "retention bonus" or other cash compensation of any kind on behalf of any Loan Party to, or for the benefit of, any employee of any Loan Party or any Affiliated Dental Practice (including any employee of any Affiliated Dental Practice), in each case in excess of amounts owed to such parties as of the date hereof in the ordinary course of such Loan Party's business, for the purpose of inducing any such employee or Affiliated Dental Practice (including the employees thereof) to remain with any Loan Party either as an employee or, in the case of the Affiliated Dental Practices (including the employees thereof) in accordance with the terms set forth in, or as otherwise contemplated in connection with, the Management Agreements, in each such case without the express prior written consent of the Required Lenders; provided, however, that nothing in this Section 7.22 prohibits, or should be construed as prohibiting, the Borrower or any of its subsidiaries from making any and all payments in accordance with the terms of the Existing Key Employee Retention Plan as, and when, such payment obligations become due and owing, but not including any prepayment of any obligation under the Existing Key Employee Retention Plan.

2.16 Article VIII, Section (d) of the Credit Agreement shall be amended by adding at the end of the first sentence of such Section "provided, however, that during the period of April 1, 2003, to and including April 30, 2003, the failure by any Loan Party to observe or perform any obligation (i) to file any annual, periodic or other report with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or (ii) under Section 6.05(a) of this Agreement shall not constitute an Event of Default;"

2.17 Section 11.04(a) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

                  The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agents in connection with the preparation of the Credit Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated) or incurred by either of the Agents and any of the Lenders in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or "workouts" or the enforcement or protection of its rights in connection with the Credit Agreement or any of the other Loan Documents or with the Loans made or the Notes issued thereunder, or in connection with any pending or threatened action, proceeding, or investigation relating to any of the foregoing, including, but not limited to, the reasonable fees and disbursements of counsel and other professional advisors (including, but not limited to, financial advisors) for each of the Agents and each of the Lenders arising out of, in connection with or otherwise relating to any of the foregoing matters referred to in this Section 11.04(a), ongoing field examination expenses and any and all other charges, expenses and costs of the Agents or any of the Lenders reasonably related to the foregoing. The Borrower further indemnifies the Agents and Lenders from and agrees to hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes. Without limiting the generality of the foregoing, the Borrower agrees to pay the reasonable fees and expenses of (i) O'Melveny & Myers LLP, as former counsel to the Lenders; (ii) Kaye Scholer LLP, as counsel to the Administrative Agent, (iii) Latham & Watkins LLP, both as former counsel to the Lenders and as counsel to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, U.S. Bank National Association, and Fleet Capital Corporation, (iv) Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C., as counsel for Pleasant Street Investors, LLC, (v) Stutman, Treister & Glatt, P.C., as counsel for B IV Capital Partners, L.P., B III-A Capital Partners, L.P. and State Street Bank & Trust in its capacity as Custodian for General Motors Employees Global Pension Trust, as a Lender (as directed by DDJ Capital Management, LLC, the "DDJ Capital Entities") and (vi) FTI Consulting, Inc., as financial advisor to the Lenders or in any subsequent capacity as an advisor to any, or certain, of the Lenders, in each case in arising out of, in connection with or otherwise relating to any of the matters referred to in this Section 11.04 undertaken at the request of the Agents or any of the Lenders, in each case as and to the extent applicable.

SECTION 3. CONDITIONS PRECEDENT. This Agreement shall become effective upon (i) the execution and delivery of counterparts hereof by the Borrower, the Guarantor, each Lender and the Agents, (ii) the execution and delivery of counterparts of the Amendment No. 7 to the 2000 Credit Agreement, dated of even date herewith, by the Borrower, the Guarantor, each Lender (as that term is defined in the 2000 Credit Agreement) and the Agents under the 2000 Credit Agreement (iii) the execution and delivery of counterparts of the Release (defined in Section 5 of this Agreement) by the Borrower and Guarantor, (iv) the execution and delivery of counterparts of the Tenth Amendment Side Letter by the Borrower and the Guarantor and (v) receipt by the Administrative Agent of the principal payment required to be made hereunder and under the 2000 Credit Agreement (as amended by Amendment No. 7) on April 1, 2003, which in the aggregate total $500,000.00.

SECTION 4. CONFIRMATION OF LOAN DOCUMENTS. Each of the Borrower and Guarantor, by its execution and delivery of this Agreement, irrevocably and unconditionally confirms in favor of the Agents and each of the Lenders that each Loan Document to which it is a party shall continue in full force and effect in accordance with its terms and is and shall continue to be applicable to all of the Obligations, except as expressly modified hereby.

SECTION 5. RELEASE. In order to induce the Agents and each of the Lenders to enter into this Agreement, the Borrower and the Guarantor agree to execute the release in the form attached hereto as Schedule "5" (the "Release").

SECTION 6.        MISCELLANEOUS.
                  -------------

                  In order to further induce the Agents and each of the Lenders to enter into this Agreement, each of the Borrower and the Guarantor, by its execution of a counterpart of this Agreement, reaffirms and restates the representations and warranties set forth in Article IV of the Credit Agreement and by such reaffirmation and restatement represents and warrants that all such representations and warranties are and shall be true and correct in all material respects on and as of the date hereof (except insofar as such representations and warranties relate expressly to an earlier date).

6.1 To further induce the Agents and each of the Lenders to enter into this Agreement, each of the Borrower and Guarantor, by its execution of a counterpart of this Agreement, represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Agents and each of the Lenders that:

(a) It has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby and has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(b) No consent of any other person (including, without limitation, stockholders or creditors of the Borrower or the Guarantor), and no action of, or filing with any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Agreement;

(c) This Agreement has been duly executed and delivered on behalf of each of the Borrower and the Guarantor by a duly authorized officer, respectively, and constitutes a legal, valid and binding obligation of the Borrower and the Guarantor enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and the exercise of judicial discretion in accordance with general principles of equity;

(d) The execution, delivery and performance of this Agreement will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under any contractual obligation of the Borrower or the Guarantor;

(e)      There exists no Default or Event of Default;

(f) As of March 28, 2003, the Borrower has made Seller/Earnout Payments in the aggregate amount of $7,742,608; and

(g) No Loan Party is in default, and no event of default has occurred, under any contract, agreement, license, lease, commitment or arrangement which results, would result or is reasonably likely to result, in a Material Adverse Effect.

6.2 Except as herein expressly amended, the Credit Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, including, without limitation, the provisions set forth in Section 11.04 of the Credit Agreement.

6.3 All references to the Credit Agreement contained in the Credit Agreement and the other Loan Documents and the other documents and instruments delivered pursuant to or in connection therewith shall mean the Credit Agreement, as may in the future be amended, restated, supplemented or modified from time to time.

6.4 This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

6.5 Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement, provided however that the foregoing does not excuse the duty of each party to deliver a manually executed counterpart of a signature page to this Agreement.

6.6 THIS AGREEMENT CONSENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OR CONFLICT OF LAW PRINCIPLES THEREOF.

6.7 The parties hereto shall, at any time and from time to time following the execution of this Agreement, execute and deliver all such further instruments, including amendments to other Loan Documents, and take all such further actions as may be reasonably necessary or appropriate in order to carry out the provisions of this Agreement.

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10

         IN WITNESS WHEREOF, the Borrower, Guarantor, the Agents, and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                       INTERDENT SERVICE CORPORATION, as the Borrower

                       By:      /s/ ROBERT HILL
                                ---------------
                       Name:  Robert Hill
                       Title:   President
                       INTERDENT, INC., as the Guarantor

                       By:      /s/ ROBERT HILL
                                ---------------
                       Name:  Robert Hill
                       Title:   Vice President
Lenders and Agents:    BNY ASSET SOLUTIONS LLC, as Administrative Agent

                       By:      /s/ MICHAEL COCANOUGHER
                                -----------------------
                       Name:  Michael F. Cocanougher
                       Title:    Managing Director
                       U.S. BANK NATIONAL ASSOCIATION, as a Lender
                       By:     /s/ DANIEL J. FALSTAD
                               ---------------------
                       Name: Daniel J. Falstad
                       Title:   Vice President
                       FLEET CAPITAL CORPORATION, as a Lender
                       By:      /s/ KALI RAMACHANDRAN
                                ---------------------
                       Name:  Kali Ramachandran
                       Title:    Vice President


                       JPMORGAN CHASE BANK, formerly known as THE CHASE MANHATTAN BANK, as Syndication Agent and as a Lender

                       By:      /s/ BILLIE J. PRUE
                                ------------------
                       Name:  Billie J. Prue
                       Title:    Vice President
                       B III-A CAPITAL PARTNERS, L.P.
                       By: GP Capital III-A, LLC, its General Partner
                       By: DDJ Capital Management, LLC, Manager, as a Lender
                       By:      /s/ JUDY K. MENCHER
                                -------------------
                       Name:  Judy K. Mencher
                       Title:    Member
                       B IV CAPITAL PARTNERS, L.P.
                       By: GP Capital IV, LLC, its General Partner
                       By: DDJ Capital Management, LLC, Manager, as a Lender
                       By:      /s/ JUDY K. MENCHER
                                -------------------
                       Name:  Judy K. Mencher
                       Title:    Member
                       STATE STREET BANK & TRUST, solely in its capacity as Custodian for General Motors Employees Global Group Pension Trust as directed by DDJ Capital Management, LLC, and not in its individual capacity, as a Lender
                       By:      /s/ ANDREW STOEL
                                ----------------
                       Name:  Andrew Stoel
                       Title:   AVP
                       PLEASANT STREET INVESTORS, LLC, as a Lender
                       By:     /s/ STEVEN HARTMAN
                               ------------------
                       Name: Steven Hartman
                       Title: